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Lincoln Life & Annuity Company of New York - Separate Account R


Individual Life Commission Schedule

Career Producer Contract - Effective January 1, 2000

For Payment of First Year Policy Commissions, Renewal Commissions and Service
Fees


Product        Policy Year    Target Premium       Excess Premium      Asset Based

SVUL:          1              50%*                  2.25%              n/a
               2-10           2.25%                 n/a                n/a
               11 or more     2.25%                 n/a                n/a


SVUL-II:
Option A       1              50%*                  2.25%              n/a
               2-10           2.25%                 n/a                n/a
               11 or more     2.25%                 n/a                n/a

Option B       1              50%*                  2.25%              n/a
               2-4            2.25%                 n/a                n/a
               5-20           n/a                   n/a                .25%
               21+            n/a                   n/a                .15%

Option C       1              40%*                  2.25%              n/a
               2-4            2.25%                 n/a                n/a
               5-20           n/a                   n/a                .50%
               21+            n/a                   n/a                .15%


* Additional First Year Commissions are paid at this rate: as a % of target premium for increase in specified amount. (An increase for this purpose will include only the portion of the increase in excess of the previous highest specified amount.)

There will be a prorated chargeback of commissions if there is a lapse or surrender within the first 12 months, or decrease in coverage within the first 24 months of issue of the policy or of an increase.